EXHIBIT 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive Littleton, Colorado 80127
Phone: 303 466 4092 / Fax: 303 466 4826

June 16, 2005

Board of Directors
Sound Revolution Inc.

Re: Registration Statement on Form S-8

Ladies:

You have requested my opinion as to the legality of the issuance by Sound Revolution Inc., (the "Corporation") of up to 5,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or before June 16, 2005.

Pursuant to your request I have reviewed and examined:

1.	The Articles of Incorporation of the Corporation, as amended (the "Articles");
2.	The Bylaws of the Corporation, as certified by the Secretary of the Corporation;
3.	The minutes of the Corporation authorizing the 2005 Non- Qualified Stock Compensation Plan;
4.	The Registration Statement;
5.	The Corporation's Stock Option Plan covered by the Registration Statement; and
6.	Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement.

Very truly yours,

DENNIS BROVARONE
Dennis Brovarone